Exhibit 10

SUBLEASE

THIS SUBLEASE (this “Sublease”), dated May 4, 2007 (the “Execution Date”), is entered into by and between MONOLITHIC POWER SYSTEMS, INC., a California company (“Sublandlord”), and ANCHOR BAY TECHNOLOGIES, a California corporation (“Subtenant”).

RECITALS

A. Boccardo Corporation, a California Corporation, (“Master Landlord”) and Sublandlord entered into an Office Lease dated July 3, 2003, which Office Lease was amended by a First Amendment to Office Lease dated October 30, 2003, and a Second Amendment to Office Lease dated May 6, 2004 (which Office Lease, as so amended, is hereinafter referred to as the “Lease”), for 19,360 square feet (the “Premises”) in a building known as Building A (“Building”) located at 983 University Avenue, Building A, Los Gatos, CA. The Lease, attached as Exhibit A, also covers other space in the building known as Building B-2 which is not included in this Sublease.

B. Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, the Premises upon the terms and conditions provided for herein.

NOW, THEREFORE, Sublandlord and Subtenant agree as follows:

1.	BASIC PROVISIONS.

1.1 Term: Approximately Twenty-two (22) months.

1.2 Commencement Date: Estimated to be May 15, 2007, but in any case upon the first date upon which all of the following shall have occurred (i) this Sublease shall have been mutually executed and exchanged by the parties, (ii) Master Landlord shall have granted its written consent to this Sublease in a form reasonably acceptable to Sublandlord and Subtenant and an original of such consent shall have been delivered to Subtenant, and (iii) the Premises shall have been delivered to Subtenant vacant and broom clean and otherwise in the condition required pursuant to Section 2.2 below. Promptly following the Commencement Date, Sublandlord and Subtenant shall execute and instrument confirming the date upon which the Commencement Date occurred, and establishing the Expiration Date (as hereinafter defined). Subtenant and its employees, agents and representatives, may enter the Premises, without payment of Base Rent but on all the other terms of this Sublease, for purposes of installing its furniture, fixtures and equipment upon mutual delivery of the fully executed Sublease and written consent of Master Landlord.

1.3 Expiration Date: February 28, 2009.

1.4 Base Rent: $1.70 per rentable square foot (“RSF”) for the first 12 months ($32,912.00/month), and $1.75 per RSF for the first 10 months after the first year ($33,880.00/month). Regardless of any amounts or expenses payable by Sublandlord as the tenant under the Master Lease for items including, but not limited to, taxes, maintenance and in respect of the rental on the F, F & E, Subtenant shall not be required to pay any additional amounts over and above the Base Rent, except as provided below. In addition to Base Rent, Subtenant shall pay, as Additional Rent, the Pro Rata Share (as hereinafter defined) of the amount, if any, by which Direct Expenses (as defined in the Master Lease) for each calendar year during the Sublease Term following the 2007 base year and allocable to the Premises exceed the Direct Expenses allocable to the Premises for the 2007 base year. In addition, Subtenant shall contract for and pay directly all utilities and janitorial expenses for the Premises. Subtenant shall not be required to pay to any additional amounts in respect of the rental on the F, F & E (as hereinafter defined). For purposes hereof, the term “Pro Rata Share” shall mean     %.

1.5 Subtenant’s Permitted Use. General office and research and development in accordance with the Master Lease (“Permitted Use”).

1.6 Subtenant’s Address: 983 University Avenue, Building A, Los Gatos, CA 95032.

1.7 Sublandlord’s Address: 6409 Guadalupe Mines Road, San Jose, CA 95120.

1.8 Parking: The Pro Rata Share of all parking available to Sublandlord according to the ratio set forth in the Lease.

1.9 Brokers: For Sublandlord: CB Richard Ellis (“CBRE”).

           For Subtenant: Collier’s International.

1.10 Definitions: Other capitalized words and phrases for which no definition is given in this Sublease shall have the meanings given them in the Lease. Unless otherwise indicated, all section references are to the sections of this Sublease.

2.	DEMISE OF PREMISES; CONDITIONS.

2.1 Demise. Sublandlord hereby subleases the Premises to Subtenant, and Subtenant hereby subleases the Premises from Sublandlord, subject to the terms and conditions of this Sublease. Subtenant shall not knowingly commit or suffer any act or omission that will violate any of the material provisions of the Lease. Except as otherwise provided herein, Subtenant assumes and agrees to perform the prospective obligations of Sublandlord as “Tenant” under the Lease during the entire Sublease Term (as hereinafter defined) with respect only to the Premises (but not with respect to nay other premises demised to Sublandlord under the Lease). Notwithstanding the foregoing:

A. Subtenant shall not have any obligations or liabilities under the Lease or the indemnities provided hereunder that relate to or arise out of (i) any act or omission occurring or state of facts existing prior to the Commencement Date or after the Expiration Date or (ii) any breach by Sublandlord of the Lease (except for any such breach that occurs following the Commencement Date which is the direct result of a breach by Subtenant of its obligations hereunder);

B. Subtenant shall not have any obligation to remove from the Premises at the end of the Term any fixtures, installations, alterations or “built-ins” that were installed by Sublandlord or otherwise were existing at the Premises as of the Commencement Date including without limitation any work to be performed by Sublandlord to prepare the Premises for the Subtenant’s occupancy;

C. Subtenant shall not be responsible to perform any structural repairs or modifications to the Premises unless the reason for such repairs or modifications arise due to Subtenant’s particular manner of use of the Premises as opposed to mere general office use or R&D use.

2.2 Acceptance of Premises. On the Commencement Date, Sublandlord shall deliver the Premises to Subtenant vacant and in its “as-is” broom clean condition, and with all building systems servicing the Premises operational and with all FF&E (as hereinafter defined) in good working order and condition. Prior to, and as a condition of, the Commencement Date, Sublandlord shall, solely at Sublandlord’s cost and expense) clean the carpet and patch and spot paint the walls where necessary.

2.3 Parking. Subtenant shall have the right to use the number of parking spaces set forth in Section 1.8 in accordance with the terms of the Lease during the Sublease Term.

2.4 Common Areas. The term “Common Areas” is defined in Section 1.9 of the Lease. Subtenant’s access to the Common Areas of the Project shall be in accordance with the provisions of the Lease. Subtenant and its invitees shall have the right at all times to access and use the restrooms located in Exhibit “        ”.

2.4.1 Subtenant’s Rights. Sublandlord hereby grants to Subtenant, for the benefit of Subtenant and its employees, suppliers, shippers, contractors, customers and invitees, during the Sublease Term, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Master Landlord under the Lease or under the terms of any of Master Landlord’s Rules and Regulations or restrictions governing the use of the Project.

2.4.2 Rules and Regulations. Subtenant shall abide by and conform to all of Master Landlord’s Rules and Regulations with respect to Subtenant’s non-exclusive use of the portions of the Project located outside of the Premises, and to cause its respective employees, suppliers, shippers, customers, contractors and invitees to so abide and conform.

2.5 Preservation of Lease. Sublandlord agrees not to terminate the Lease voluntarily (unless Landlord agrees to directly attorn to Subtenant in accordance with the terms of this Sublease) or to modify the Lease in a manner that affects the Premises or Subtenant’s use or occupancy of the Premises or adversely affects Subtenant’s rights under this Sublease. Subtenant and Sublandlord will each refrain from any act or omission that would result in the failure or breach of any of the covenants, provisions, or conditions of the Lease on the part of Tenant under the Lease.

2.6 If any term or provision of this Sublease conflicts with any term or provision of the Lease, the terms of this Sublease will govern with respect to Sublandlord and Subtenant only.

Without limiting the generality of the foregoing sentence, the default and remedies provisions of the Lease are expressly applicable to Subtenant’s obligations hereunder, and Sublandlord shall have all of the remedies set forth therein in the event of a Default (as set forth in the Lease) by Subtenant. Except as provided herein, Subtenant will assume and perform for the benefit of Sublandlord all of the Tenant’s obligations under applicable provisions of the Lease during the Sublease Term to the extent such obligations are applicable to the Premises.

2.7 Covenant of Quiet Enjoyment. Subject to this Sublease terminating in the event the Lease is terminated as a result of Sublandlord’s default thereunder (it being agreed that Sublandlord shall have no right to voluntarily terminate the Lease), so long as this Sublease is in full force and effect, Subtenant will have and enjoy throughout the Sublease Term the quiet and undisturbed possession of the Premises. Sublandlord will have the right to enter the Premises at any time, in the case of an emergency, and otherwise during regular business hours on business days following at least one full business day notice and accompanied by Subtenant, and Landlord will have the right to enter the Premises as provided under the Lease, for the purpose of inspecting the condition of the Premises and for verifying compliance by Subtenant with this Sublease and the Lease and permitting Sublandlord to perform its obligations under this Sublease and the Lease. Sublandlord shall not interfere with Subtenant’s use and occupancy of the Premises and/or its rights under this Sublease in the exercise of any of the foregoing rights.

3.	SUBLEASE TERM.

3.1 The Sublease Term shall commence on the Commencement Date and shall end on the Expiration Date.

3.2 Unless sooner terminated in accordance with the terms of this Sublease, the Sublease Term shall end on the Expiration Date.

4.	RENT.

4.1 Base Rent and any other sums payable by Subtenant under this Sublease are collectively referred to as “Rent.” Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease. Subtenant shall make all payments due to Subtenant at the address stated in Section 1.7.

4.2 Beginning on the Commencement Date and continuing thereafter on the first day of each calendar month during the Sublease Term, Subtenant shall pay to Sublandlord in advance, and without notice, demand, deduction or offset, the monthly Base Rent specified in Section 1.4. Notwithstanding the foregoing, Subtenant shall not be required to pay any non-recurring item of Additional Rent (or the first payment of any item of Rent following an adjustment or increase of the same) until twenty (20) days after receipt of a bill therefor. If the Commencement Date is a day other than the first day of a calendar month or Expiration Date is other than the last day of a calendar month, the Base Rent for the month in which the Commencement Date or Expiration Date occurs, as the case may be, will be prorated, based on a thirty (30) day month. Subtenant shall pay the first full month Base Rent on the Execution Date.

4.3 Subtenant shall directly contract for and pay all utilities and janitorial services for the Premises.

4.4 Subtenant shall pay, within twenty (20) days after written notice, all Additional Rent provided in Section 1.4.

5.	Permitted Use.

5.1 Subtenant shall use and occupy the Premises only for the Permitted Use, and for no other purpose.

6.	Maintenance, Repairs, Utility Installations, Trade Fixtures and Alterations.

6.1 Subtenant’s Obligations.

6.1.1 Sublandlord grants to Subtenant the right to receive all of the services and benefits with respect to the Premises which are to be provided to Sublandlord by Landlord under the Lease. The parties contemplate that Landlord will, in fact, perform its obligations under the Lease and in the event of any default or failure of such performance by Landlord, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Landlord to perform its obligations under the Lease and use all best efforts to enforce Sublandlord’s rights against Master Landlord under the Lease for the benefit of Subtenant (and to forward to Master Landlord any notices or requests for consent as Subtenant may reasonably request). If Master Landlord shall default in any of its obligations to Sublandlord with respect to the Premises, Subtenant shall have the right to bring any action or proceeding or to take any steps to enforce Sublandlord’s rights against Master Landlord, in its own name and, for that purpose and only to such extent, all of the rights of Sublandlord under the Lease, as the case may be, hereby are conferred upon and assigned to Subtenant and Subtenant hereby is subrogated to such rights to the extent that the same shall apply to the Sub-Subleased Premises. If any such action against Master Landlord in Subtenant’s name shall be barred by reason of lack of privity, nonassignability or otherwise, Subtenant may take such action in Sublandlord’s name upon obtaining the prior written consent of Sublandlord (which consent will not be unreasonably withheld, delayed or conditioned), and upon providing Sublandlord with at least five (5) days’ prior written notice of such action, unless there is an emergency, and Subtenant hereby agrees to indemnify, defend and hold Sublandlord harmless from and against all liability, loss, damage, cost or expense, including, without limitation, reasonable attorney’s fees, which Sublandlord shall suffer or incur by reason of, arising out of, or in connection with, any action that Subtenant brings against Master Landlord, whether or not such action is in the name of Sublandlord. Sublandlord specifically agrees to cooperate, at Subtenant’s cost and expense, with Subtenant in the event Subtenant desires to initiate such legal action or litigation in order to address the Master Landlord’s failure to perform its obligations under the Lease. Subtenant acknowledges that the failure of Master Landlord to provide any services or comply with any obligations under the Lease shall not entitle Subtenant to any abatement or reduction in rent payable hereunder, unless Sublandlord receives an abatement or reduction in rent from the Master Landlord as a result of such Master Landlord’s failure to provide any services or comply with any obligations under the Lease, in which case Subtenant shall be entitled to the same abatement or reduction in rent from the Sublandlord that the Sublandlord receives from the Master Landlord, and if such failure continues for 20 days, Subtenant may terminate this Sublease with no further obligation to Sublandlord or Master Landlord.

6.1.2 On or before the Expiration Date, Subtenant shall remove its equipment and personalty from the Premises and if Subtenant shall have performed any structural alterations that are not typical of those generally found in office, R&D and testing facilities, and provided that, under the Lease, Sublandlord is obligated to restore the same, then Subtenant shall restore such alterations. Subtenant shall not make any Alterations to the Premises without the consents of the Sublandlord, and as provided in the Lease, Master Landlord (provided, however, that to the extent permissible under the Master Lease, Subtenant may make all non-structural and decorative Alterations without having to obtain consent).

6.1.3 Subtenant shall maintain the Premises to the extent that Sublandlord is required to maintain the Premises under the Lease.

7.	Insurance; Indemnity.

7.1 Insurance.

7.1.1 Coverage. At all times during the Sublease Term, Subtenant will, at its sole cost, procure and maintain the insurance required of Tenant in the Lease.

7.2 Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, Sublandlord and Subtenant (for themselves and for their respective insurers and any other person claiming through or under them, by subrogation or otherwise) each hereby release and relieve the other, and waive their entire right to recover damages (whether in contract or in tort) against the other, for loss or damage to their property arising out of or incident to the perils required to be insured against under any so-called “all risk” policy required under this Section 7 or which is otherwise insured under a so-called “all risk” policy, regardless of cause or origin, including the negligence of the other party, its agents, employees, shareholders, officers and contractors. The effect of such releases and waivers of the right to recover damages shall not be limited by the amount of insurance carried or required, or by any deductibles applicable thereto. Sublandlord and Subtenant agree to have their respective insurance companies issuing property damage insurance waive any right to subrogation that such companies may have against Sublandlord or Subtenant, as the case may be, so long as the insurance is not invalidated thereby. Subtenant shall obtain from their respective insurers under all policies of fire, theft, public liability, workers’ compensation and other insurance maintained by either of them at any time during the Sublease Term hereof insuring or covering the Premises, a waiver of all rights of subrogation which such insurer may otherwise have, if at all, against Sublandlord.

7.3 Indemnity.

Subtenant will indemnify, defend (by counsel acceptable to Sublandlord in its reasonable discretion, it being agreed that counsel selected by Subtenant’s insurer is acceptable), protect and hold Master Landlord and Sublandlord harmless from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to (i) Subtenant’s and its agents’, employees’ and invitees’ use or occupancy of the Premises and any negligent acts or willful misconduct in their use or occupancy of the Building other than the Premises, (ii) Subtenant’s violation of, or breach or default under this Sublease, all after notice and the expiration of the applicable cure period, including, to the extent incorporated herein, the Lease, or (c) Hazardous Materials brought into the Building by or for Subtenant, or any Hazardous Materials shipped by or for Subtenant, for storage, treatment or disposal from the Building or the Industrial Center by or for Subtenant.

8.	ASSIGNMENT AND SUBLETTING.

8.1 Except as otherwise permitted under Section 14.1 of the Lease, as incorporated herein, Subtenant will not voluntarily, involuntarily or by operation of law assign or sublet this Sublease or any interest therein and will not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, without first obtaining the written consent of Sublandlord and Landlord. Sublandlord agrees that its consent to any proposed sublease or assignment of this Sublease shall not be unreasonably withheld, delayed or conditioned.

9.	UTILITIES AND JANITORIAL SERVICES.

9.1 The cost of all utilities and janitorial services supplied to the Premises, including but not limited to water, electricity, and gas, shall be contracted and paid for directly by Subtenant. Subtenant’s use of utilities and services, including, without limitation, electrical service shall be in compliance with the Lease and all Applicable Requirements.

10.	DEFAULT.

10.1 Default by Subtenant. Subtenant shall be in default of this Sublease if its default would be a default under the Lease or if it fails to make any payment of Rent within five (5) business days of the date it receives notice from Sublandlord of non-receipt when due.

11.	NOTICES.

11.1 Notice Requirements. All notices required or permitted by this Sublease shall be in writing and may be delivered in person (by hand or by messenger or courier service) or may be sent by certified or registered mail, return receipt requested, with postage prepaid, or nationally recognized overnight delivery service, or by facsimile transmission during normal business hours, and shall be deemed sufficiently given if served in a manner specified in this Section 11. The addresses noted adjacent to a party’s signature on this Sublease shall be that party’s address for delivery or mailing of notice purposes. Notices required to be given to Master Landlord hereunder shall be addressed as follows:

Boccardo Management Group, LLC

985 University Avenue

Suite 12

Los Gatos, CA 95032

Either party may by written notice to the other specify a different address for notice purposes. A copy of all notices required or permitted to be given to either party hereunder shall be concurrently transmitted to such party or parties at such addresses as such party may from time to time hereafter designate by written notice to the other party.

11.2 Date of Notice. Any notice transmitted by the means permitted under this Section 11 shall be deemed given on the earlier of date of delivery or refusal of a party to accept delivery thereof; provided, however, that any notice transmitted by facsimile transmission or similar means, the same shall be deemed served or delivered upon telephone or facsimile confirmation of receipt of the transmission thereof, provided a copy is also delivered via personal delivery or mail. If notice is delivered on a Saturday or a Sunday or a legal holiday, it shall be deemed received on the next business day.

12.	SIGNS.

Subtenant shall be entitled to signage in accordance with the terms of the Master Lease.

13.	FF&E. The existing cubicles, furniture, and equipment (“FF&E”) shall remain during the term. Subtenant shall have use of the furniture and equipment for the Term, in their “as-is” condition without warranty, at no additional rental charge. Subtenant shall not have the option or right to purchase the FF&E as Master Landlord holds title to the FF&E. Subtenant shall return the FF&E upon sublease termination in good condition and repair, normal wear and tear excepted. An inventory of the FF&E is attached as Exhibit E.

14.	MISCELLANEOUS.

14.1 Attorneys’ Fees. If there is any legal action or proceeding between Sublandlord and Subtenant to enforce any provision of this Sublease or to protect or establish any right or remedy of either Sublandlord or Subtenant hereunder, the non-prevailing party to such action or proceeding will pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees incurred by such prevailing party in such action or proceeding and in any appearance in connection therewith, and if the prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorney’s fees will be determined by the court or arbitration panel handling the proceeding and will be included in and as a part of the judgment. The prevailing party shall be determined by the trier of fact based upon an assessment of which party’s major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues (“Prevailing Party”). The Prevailing Party, for the purpose of any settlement, dismissal or summary judgment, shall be the party receiving substantially the relief requested. For the purposes of this section, attorneys’ fees shall include, without limitation, fees incurred in the following: (a) post-judgment motions; (b) contempt proceedings; (c) garnishment, levy, and debtor and third party examinations; (d) discovery; (e) bankruptcy litigation; and (f) enforcement of the indemnity provisions contained herein. This Section is intended to be expressly severable from the other provisions of this Sublease, is intended to survive any judgment and is not to be deemed merged into the judgment.

14.2 Corporate Authority. If either party executes this Sublease as a corporation, LLC or other entity, each of the persons executing the Sublease on behalf of such party hereby covenants and warrants that: (a) such party is a duly authorized and existing corporation or other entity; (b) such party is qualified to do business in the State of California; (c) such party has full right and authority to enter into this Sublease; and (d) each of the persons executing on behalf of such party is authorized to do so.

14.3 Counterparts. This Sublease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall comprise but a single instrument.

14.4 No Encumbrance. Neither Subtenant nor Sublandlord shall voluntarily, involuntarily or by operation of law mortgage or otherwise encumber all or any part of such party’s interest in the Sublease or the Premises.

14.5 Real Estate Brokers. Each party warrants to the other that it has not dealt with any broker other than those listed in Section 1.11, and that, to its knowledge, there are no brokerage commissions or fees payable in connection with this Sublease other than as set forth in Section 1.11. Each party further agrees to indemnify and hold the other party harmless, from any cost, liability and expense (including reasonable attorneys’ fees) which the other party may incur as the result of any breach by it of this Section 14.5. Sublandlord shall pay any brokerage commissions due in connection with this Sublease pursuant to the terms of separate agreements(s) (i.e., 3% for CBRE and 6% for Colliers).

14.6 Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into in California between parties residing in California. Subtenant hereby consents to the personal jurisdiction and venue of any California state court located in the County of Santa Clara, California, and United States District Courts for the Northern District of California, and any successor court, and the service or process by any means authorized by such court.

14.7 Exhibits. All exhibits and any schedules or riders attached to this Sublease are incorporated herein by this reference and made a part hereof, and any reference in the body of the Sublease or in the exhibits, schedules or riders to the Sublease shall mean this Sublease, together with all exhibits, schedules and riders.

14.8 Successors and Assigns. Subject to the provisions of this Sublease and the Lease relating to assignment and subletting, this Sublease shall be binding upon, and shall insure to the benefit of the parties’ respective representatives, successors and assigns.

14.9 Further Assurances. Each party hereto agrees to execute and deliver all documents reasonably requested or required to carry out the purposes of this Sublease so long as its obligations are not enlarged thereby or its rights diminished thereby.

14.10 Force Majeure. Except for monetary obligations, the parties shall be excused for the period of any delay and shall not be deemed in default with respect to the terms, covenants, and conditions of this Sublease when prevented from so doing by causes beyond Sublandlord’s or Subtenant’s control, which shall include, but not be limited to, all labor disputes, governmental regulations or controls, fire or other casualty, acts of terrorism, inability to obtain any material or services, or acts of God.

14.11 Landlord Consent. Neither Subtenant nor Sublandlord shall have any obligations under this Sublease until the consent of Landlord has been obtained in accordance with the Lease. Sublandlord shall use all due diligence and best efforts to obtain Landlord’s consent to this Sublease as soon as reasonably possible following Subtenant’s execution and delivery of this Sublease will promptly request, such consent and agrees that it will pay all administrative or other fees expressly provided for in the Lease to be paid to Master Landlord in connection therewith or otherwise required to be paid by Master Landlord in connection with obtaining such consent. In the event that such consent has not been obtained by ___, 2007 (the “Outside Date”), then Subtenant shall have the option to be exercised in its sole and absolute discretion (a) to terminate this Sublease by notice to Sublandlord given within thirty (30) days following such Outside Date in which event this Sublease shall be deemed to be null and void and without force or effect, and the parties shall have no further obligations or liabilities to the other with respect to this Sublease, or (b) provided that Master Landlord has not denied its consent, Subtenant may extend the Outside Date for an additional period not to exceed thirty (30) days. Sublandlord represents and warrants to Subtenant that other than the consent of Master Landlord, no consent of any party is required for the Sublandlord to sublease the Premises to Subtenant hereunder. In the event that Subtenant so elects to terminate this Sublease as aforesaid, then Sublandlord shall immediately return to Subtenant any amounts theretofore delivered to Sublandlord in connection herewith.

15.	WAIVER OF JURY TRIAL.

SUBLANDLORD AND SUBTENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE SUBLEASE AS AMENDED, SUBTENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

Sublandlord:	Subtenant:

16.	Inapplicability of Certain Lese Provisions.

The following provisions of the Lease shall be inapplicable to the Sublease as between Sublandlord and Subtenant: Summary – A, B C, D (after “19,360 s.f.)”, G, H, I, J, K, M, S, T; Office Lease – 1.11, 1.32, 3.2, 3.5, 5.3, 5.4, 6.1, 7.2, 7.3, 7.4, 7.5, 7.6, 8.1, 10.1, 10.2. 10.3, 13.1 (D), (F), (G), 15.1, 15.2, 15.3, 15.4, 15.5, 15.6. 15.7, 15.8, 15.9, 15.10, 112, 15.13, 15.15, 15.16, Exhibit C, Exhibit D, Exhibit F.

17. Sublandlord Representations. Sublandlord represents and warrants to Subtenant that (i) it is the holder of the interest of the Tenant under the Lease; (ii) that the Lease is in full force and effect and has not been amended or modified, except as indicated above, and a true correct and complete copy is attached hereto as Exhibit    ; (iii) it has not received any notices from any governing agency alleging any non-compliance of the Premises with the provisions of any applicable environmental laws nor has Sublandlord received notice for Master Landlord of any default under the Lease that remains uncured, nor doers Sublandlord know of any facts which, with notice or the passage of time, would ripen into a default; (iv) Sublandlord has not assigned, sublet, pledged or in any way transferred or encumbered its interests in the Premises; (v) to the best of its knowledge, the Premises is in compliance with applicable law as required of Sublandlord by the Lease, including the applicable provisions of the Americans With Disabilities Act of 1992; (vi) there is no existing breach by Sublandlord or the Master Landlord under the Lease and no event which with the giving of notice or passage of time or both would constitute a default thereunder; (vii) upon execution and delivery of a consent to this Sublease by Master Landlord, Sublandlord has full right, power and authority to enter into this Sub-Sublease and to perform its obligations hereunder; (viii) all systems in the Premises, including without limitation the lighting, HVAC, electrical and plumbing systems are in good working order; and (ix) there are no ongoing disputes between Sublandlord and Master Landlord regarding any matters related to the Sublease. Sublandlord further represents and warrants to Subtenant, that during Sublandlord’s period of occupancy and use of the Premises under the Lease, no Hazardous Materials were manufactured, refined, stored, disposed of, produced or processed on, under or in any part of the Premises by Sublandlord and no Hazardous Materials have been used in the construction by Sublandlord of any alterations or improvements to the Premises

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The parties hereto have executed this Sublease at the place and on the dates specified above their respective signatures.

SUBLANDLORD		SUBTENANT

MONOLITHIC POWER SYSTEMS, INC., a California company		ANCHOR BAY TECHNOLOGIES, a California corporation

By:	/s/ C. Richard Neely, Jr.	By:	/s/ Craig Soderquist
Name:	C. Richard Neely, Jr.	Name:	Craig Soderquist
Title:	Chief Financial Officer	Title:	Chief Executive Officer

By:		By:
Name:		Name:
Title:		Title:

1.

EXHIBIT “A”

MASTER LEASE

[to be attached]

EXHIBIT “B”

OUTLINE OF PREMISES

[to be attached]

EXHIBIT “C”

OUTLINE OF BUILDING

[to be attached]

EXHIBIT “D”

OUTLINE OF COMMON AREAS

[to be attached]

EXHIBIT “E”

EXISTING EQUIPMENT AND FURNITURE LIST

Item	Asset Tag Number